EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/09/10	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S POSTS STRONG GLOBAL COMPARABLE SALES – AUGUST UP 4.9%

OAK BROOK, IL — McDonald’s Corporation today announced global comparable sales growth of 4.9% in August. Performance by segment was as follows:

•	U.S. up 4.6%

•	Europe up 2.2%

•	Asia/Pacific, Middle East and Africa up 7.8%

“Giving our customers a unique balance of food and beverage choices is driving performance in every area of the world,” said McDonald’s Chief Executive Officer Jim Skinner. “We’re offering new menu items and classic favorites, including premium and value selections, all for our customers to enjoy in our convenient, contemporary restaurants. We intend to continue our momentum by further enhancing the McDonald’s experience and giving customers even more reasons to visit.”

U.S. comparable sales increased 4.6% for the month. The ongoing appeal of the McCafé Real Fruit Smoothies and Frappés, complemented by McDonald’s everyday affordability and core menu options, drove the month’s performance.

In Europe, comparable sales rose 2.2% in August due to strong performance in the U.K. and Russia, slightly offset by France. Relevant limited-time food offerings, including the summer barbeque food event in the U.K., were key sales drivers for the month.

Comparable sales in Asia/Pacific, Middle East and Africa rose 7.8%, fueled by sales growth in Japan, China and Australia. Locally-relevant menu items, daypart value options and convenience drove APMEA’s growth.

Systemwide sales increased 4.7%, or 6.2% in constant currencies, for the month.

Percent Increase/(Decrease)	Comparable Sales		Systemwide Sales
Month ended August 31,	2010	2009	As Reported	Constant Currency
McDonald’s Corporation	4.9	2.2	4.7	6.2
Major Segments:
U.S.	4.6	1.7	5.2	5.2
Europe	2.2	3.5	(3.3)	4.5
APMEA*	7.8	(0.5)	16.1	8.5
Year-To-Date August 31,

McDonald’s Corporation	4.9	4.2	7.7	6.4
Major Segments:
U.S.	3.3	3.5	3.9	3.9
Europe	4.8	5.2	5.5	7.1
APMEA*	6.2	3.8	16.6	8.2
*	Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•

Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•

The number of weekdays and weekend days can impact our reported comparable sales. In August 2010, this calendar shift/trading day adjustment consisted of one less Saturday and one more Tuesday compared with August 2009. The resulting adjustment varied by area of the world, ranging from approximately -0.6% to -1.2%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications

McDonald’s tentatively plans to release third quarter results before the market opens on October 21, 2010 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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